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                                                                  EXHIBIT 12(1)


              BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
        COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

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

                                                                       Year Ended December 31,
                                                        ------------------------------------------------------
                                                          1992        1993        1994        1995        1996
                                                          ----        ----        ----        ----        ----
Earnings:
 1. Income before income taxes and
      cumulative effects of accounting changes         $   906     $ 1,550      $  869      $  311      $  872
 2. Add: Fixed charges excluding capitalized
          interest (Line 10)                             3,099       3,148       3,884       5,095       5,426
 3. Less: Equity in undistributed income of
           unconsolidated subsidiaries and affiliates       40          30          45          28          30
                                                       -------     -------      ------      ------      ------
 4. Earnings including interest on deposits              3,965       4,668       4,708       5,378       6,268
 5. Less: Interest on deposits                            1,119       1,013         965      1,360       1,355
                                                       -------     -------      ------      ------      ------
 6. Earnings excluding interest on deposits            $ 2,846     $ 3,655     $ 3,743     $ 4,018      $4,913
                                                       =======     =======     =======     =======      ======

Fixed Charges:
 7. Interest Expense                                    $3,072      $3,122      $3,858      $5,069      $5,400
 8. Estimated interest
     component of net
     rental expense                                         27          26          26          26          26
 9. Amortization of debt
     issuance expense                                        -           -           -           -           -
                                                       -------     -------      ------      ------      ------
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest                                3,099       3,148       3,884       5,095       5,426
11. Add:  Capitalized
            interest                                         -           -           -           -           -
                                                       -------     -------      ------      ------      ------
12. Total fixed charges                                  3,099       3,148       3,884       5,095       5,426
13. Less: Interest on
           deposits
          (Line 5)                                       1,119       1,013         965       1,360       1,355
                                                       -------     -------      ------      ------      ------
14. Fixed charges excluding
     interest on deposits                               $1,980      $2,135      $2,919      $3,735      $4,071
                                                        ======      ======      ======      ======      ======
Consolidated Ratios of Earnings
 to Fixed Charges:
    Including interest on
      deposits
      (Line 4/Line 12)                                    1.28        1.48        1.21        1.06        1.16
                                                        ======      ======      ======      ======      ======
Excluding interest on
  deposits
      (Line 6/Line 14)                                    1.44        1.71        1.28        1.08        1.21
                                                        ======      ======      ======      ======      ======
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